Exhibit 21.1

Subsidiaries of the Registrant

Subsidiaries	Place of incorporation	Ownership
Signature Tasty Claypot House Holding Sdn. Bhd.	Malaysia	100% equity interest owned by CCH Holdings Ltd
Signature Tasty Claypot House (GH) Sdn. Bhd.	Malaysia	100% equity interest owned by Signature Tasty Claypot House Holding Sdn. Bhd.
CHH KL Group Sdn. Bhd.	Malaysia	100% equity interest owned by Signature Tasty Claypot House Holding Sdn. Bhd.
GTL F&B Sdn. Bhd.	Malaysia	100% equity interest owned by Signature Tasty Claypot House Holding Sdn. Bhd.
Zi Wei Yuan (Raja Uda) Sdn. Bhd.	Malaysia	100% equity interest owned by Signature Tasty Claypot House Holding Sdn. Bhd.
CCH Tropika Sdn. Bhd.	Malaysia	100% equity interest owned by Signature Tasty Claypot House Holding Sdn. Bhd.
GEF Family Food Court Sdn. Bhd.	Malaysia	80% equity interest owned by GTL F&B Sdn. Bhd.